Exhibit 99.1

        Home Federal Bancorp Announces First Quarter Earnings

    COLUMBUS, Ind.--(BUSINESS WIRE)--April 26, 2005--Home Federal Bancorp (the "Company") (NASDAQ:HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,349,000, or $0.34 basic and $0.33 diluted earnings per common share, for its first quarter ended March 31, 2005. This compared to earnings of $1,387,000, or $0.32 basic and $0.31 diluted earnings per common share, a year earlier. Diluted earnings per common share increased $0.02 per share for the three months ended March 31, 2005 compared to the three months ended March 31, 2004. While net income decreased slightly, earnings per share increased because of fewer shares outstanding as the result of stock buy back programs executed over the past year. Improvements in net interest income and the loan loss provision were in part offset by increases in one-time costs associated with outsourced projects in the current quarter. In addition reduced loan activity in the first quarter of 2005, compared to a year ago, reduced profits on sale of loans by half of what it was the previous year.

    Net Interest Income

    Net interest income after provision for loan losses increased $388,000 to $5,924,000 for the three-month period ended March 31, 2005 as compared to $5,536,000 for the same period ended March 31, 2004. The net interest margin improved by 15 basis points (a basis point is 1/100 of a percent) for the three-month period ended March 31, 2005 compared to the three-month period ended March 31, 2004. The increase in the net interest margin was the result of yields on interest earning assets increasing while the cost on interest bearing liabilities decreased. The provision for loan losses decreased $100,000 for the three-month period ended March 31, 2005 as compared to the three-month period ended March 31, 2004. The decrease in the loan loss provision was the result of improving asset quality within the Bank's loan portfolio and improving economic conditions in the markets served by the Company.

    Other Income

    Other income for the three months ended March 31, 2005 increased $40,000 over the three-month period ended March 31, 2004. Total non-interest income was $2,432,000 for the three months ended March 31, 2005. The two largest changes from a year ago were gain on sale of loans which decreased $340,000 for the period ended March 31, 2005 compared to the same period ended March 31, 2004. This was offset by a $364,000 increase in loan servicing income. The gain on sale of loans income decreased because of less loan activity in the 2005 period compared to 2004. The loan servicing income increased because of a $321,000 recovery to the originated mortgage servicing rights (OMSR) impairment provision compared to a $20,000 impairment charge a year ago. This swing accounted for most of the loan servicing income increase.
    The OMSR asset is reviewed for impairment each quarter. This asset is created when mortgage loans are sold and the lender retains the servicing rights. The servicing rights are recognized as income at the time the loan is sold and the servicing asset is also recorded. The asset is then amortized as an expense to mortgage servicing income over the life of the loan. The impairment charge is the recognition of the change in value of mortgage servicing rights that result with changes in interest rates and loan prepayment speeds.
    Mortgage servicing portfolios typically decline in value as interest rates drop and increase in value as rates rise. The reason for this decline in value is as rates drop, prepayment speeds increase causing the average life of the servicing portfolio to shorten. This reduces the amount of servicing income the Bank receives over time and thus reduces the value of the servicing portfolio. If rates rise the opposite occurs, prepayments slow, the average life of the mortgage servicing portfolio lengthens, increasing the amount of servicing income the Bank receives over time thus increasing the value of the servicing portfolio. For the quarter ended March 31, 2005 the Bank's impairment recovery was $321,000 compared to a charge of $20,000 for the same period ended March 31, 2004. This resulted in a net increase of $341,000 over the prior year quarter. The amortization charge in the current period was $363,000 compared to $393,000 for the same period a year ago which increased loan servicing income by $30,000. Future impairment charges will depend on future interest rate changes. If rates decline there may be more impairment charges. If they rise, previously recorded impairment charges may be recovered.
    For the three-month period ended March 31, 2004 the Bank originated approximately $51,350,000 in residential loans, compared to $24,626,000 for the three-month period ended March 31, 2005. In the first quarter of 2004 the Bank sold approximately $37,185,000 of the loans originated versus $18,192,000 in the first quarter of 2005. This decrease in loan originations and sales accounted for the decrease in gain on sale of loans for the current period compared to a year ago. The difference in loan activity for these two periods was the result of slightly higher loan rates in 2005 compared to 2004 and the reduced refinance activity this year compared to last year.
    Other items that comprise non-interest income were not materially different in the three month period ended March 31, 2005 compared to the same period ended March 31, 2004.

    Other Expenses

    Other operating expenses for the three-month period ended March 31, 2005 increased $548,000, over the three-month period ended March 31, 2004. Items contributing to this increase were compensation expense and employee benefits, which increased $540,000, occupancy and equipment expense, which increased $61,000, and marketing expense that increased $75,000. Miscellaneous expenses decreased $146,000.
    The $540,000 increase in compensation expense and employee benefits was due in part to a $194,000 increase in temporary employee expense associated with outsourced projects in the technology area of the Company, as well as increases in retirement and health insurance costs, and normal wage increases over the prior year. It is anticipated that the outsourced projects will be completed by the end of April 2005 so that these expenses will not continue at this level for the remainder of the year. In addition, costs that are deferred as a result of loan production in accordance with FASB 91 were approximately $114,000 less than a year ago causing compensation expense to increase by that amount over the prior period.
    Occupancy expense increased approximately $61,000 due primarily to new branches being opened in new markets. Marketing expense increased $75,000 due to various promotions and new business development costs.
    Miscellaneous expense decreased $146,000 due primarily to a $189,000 reduction in REO write downs compared to last year for the comparable three month period.

    Asset Quality

    Non-performing assets to total assets increased from 0.97% at March 31, 2004 to 1.60% at March 31, 2005. Non-performing loans to total gross loans also increased from 1.12% to 1.88%, respectively, for the same periods. Non-performing assets increased $5,415,000 from $8,457,000 at March 31, 2004 to $13,872,000 at March 31, 2005.
    In the first quarter of 2005 non-performing assets decreased by approximately $1,000,000 from December 31, 2004. Non-performing assets as a percent of total assets decreased from 1.71% at December 31, 2004 to 1.60% at March 31, 2005, an 11 basis point improvement.
    The increase in non-performing loans from March 31, 2004 to March 31, 2005 was primarily the result of two specific substandard loans that the Bank has previously discussed in prior statements.
    The first relates to a company that filed for Chapter 11 Bankruptcy protection on June 15, 2004. Substantially all of the assets of the company have been liquidated and the bankruptcy court is in the final stages of determining the disposition of sale proceeds. Management has continued to negotiate with other creditors and the stockholders of the company in an attempt to avoid prolonged and costly litigation. Initially management felt that while a total recovery was possible, a negotiated settlement could likely result in principal loss and therefore set a specific reserve of $500,000 to accommodate this potential. As a result of these settlement negotiations, a motion has been filed with the court, which, if granted by the court, would result in the Bank incurring a loss. Based on this motion and the anticipated payout, management has increased the specific reserve to $878,000. While the court will not hear this motion until May, management believes that it will be granted on this loan in its current form without objection.
    The second loan relates to the Bank's purchase of a $2,500,000 loan participation interest in a $4,000,000 line of credit to floor plan new cars originated by another commercial bank. The dealership is closed and the lead bank has disposed of most of the assets of the dealership to the anticipated buyer of the dealership. This sale is expected to conclude by early May. As of March 31, 2005, the Bank had a net balance of $561,000 with a specific reserve of $368,000. There were no changes to this loan in the current quarter that materially affected the loan loss provision.
    Management currently believes the reserve for these two loans to be adequate. It is possible, however, that additional losses may be realized as the businesses are liquidated. The ultimate amount of the impairment, for both of these loans, and the actual losses to the Bank, may be higher or lower depending on the value of the collateral ultimately realized. The Bank may be required to make additional provisions with respect to these loans if the actual value of the collateral is less than presently estimated. The Bank may recognize a recovery of the provision if the actual value is higher than anticipated.
    When the two loans described above are settled, and the REO associated with them is resolved, the Bank's non-performing assets will decrease by $7,174,000, which would take the current non-performing asset ratio, as a percent of total assets, to 0.77%. This ratio is more in line with the Bank's performance in this area prior to the third and fourth quarters of a year ago when these loans first appeared as non-performing.

    Balance Sheet

    The Company's assets totaled $865,442,000 as of March 31, 2005, a decrease of $2,765,000 from December 31, 2004. The decrease in assets was the result of net loans receivable decreasing by slightly more than $10,000,000. Deposits increased $6,300,000 and the cash from these sources of funds were used to pay off $8,600,000 in Federal Home Loan Bank of Indianapolis borrowings and increase the net liquidity portfolio by over $7,000,000.
    As of March 31, 2005 shareholders' equity was $75,512,000. Based on the March 31, 2005, book value of $18.96 per common share, Home Federal Bancorp stock was trading at 132% of book value. The stock price at March 31, 2005, was $25.05.

    Stock Repurchase Programs

    In November the Board of Directors announced the eighth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 201,400 such shares. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. To date the Company has purchased 84,200 shares under this plan.
    Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

    Forward-Looking Statement

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.



HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)
(unaudited)                                   March 31,   December 31,
                                                2005         2004
                                             ------------ ------------
ASSETS:
Cash                                        $     23,184 $     24,729
Interest-bearing deposits                         28,093       27,591
                                             ------------ ------------
  Total cash and cash equivalents                 51,277       52,320
                                             ------------ ------------

Securities available for sale at fair value
 (amortized cost $134,900 and $125,086)          132,994      124,790
Securities held to maturity (fair value
 $1,546 and $1,801)                                1,532        1,779
Loans held for sale (fair value $2,657 and
 $2,653)                                           2,625        2,617
Loans receivable, net of allowance for loan
 losses of $7,863 and $7,864                     619,484      629,490
Investments in joint ventures                      3,669        3,550
Federal Home Loan Bank stock                       9,965        9,965
Accrued interest receivable, net                   3,746        3,700
Premises and equipment, net                       15,853       15,855
Real estate owned                                  1,987        2,019
Prepaid expenses and other assets                  8,987        8,909
Cash surrender value of life insurance            11,928       11,818
Goodwill                                           1,395        1,395
                                             ------------ ------------

   TOTAL ASSETS                             $    865,442 $    868,207
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits                                    $    646,493 $    640,181
Advances from Federal Home Loan Bank             116,796      125,446
Senior debt                                       14,242       14,242
Other borrowings                                     172          211
Advance payments by borrowers for taxes and
 insurance                                           358           48
Accrued expenses and other liabilities            11,869       10,715
                                             ------------ ------------
   Total liabilities                             789,930      790,843
                                             ------------ ------------

Shareholders' equity:
 No par preferred stock; Authorized:
  2,000,000 shares
  Issued and outstanding: None
 No par common stock; Authorized:
  15,000,000 shares
  Issued and outstanding: 3,982,346 and
   4,027,991                                      14,090       13,514
 Retained earnings, restricted                    62,730       64,138
Accumulated other comprehensive income, net
 of taxes                                         (1,308)        (288)
                                             ------------ ------------

   Total shareholders' equity                     75,512       77,364
                                             ------------ ------------

   TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY                                  $    865,442 $    868,207
                                             ============ ============



HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands except per share data)
(unaudited)                                       Three Months Ended
                                                       March 31,
                                                 ---------------------
Interest income:                                   2005       2004
                                                 ---------- ----------
 Loans receivable                               $    9,495 $    9,670
 Securities available for sale and held to
  maturity                                           1,106        996
 Other interest income                                 172         56
                                                 ---------- ----------
Total interest income                               10,773     10,722
                                                 ---------- ----------

Interest expense:
 Deposits                                            2,943      2,684
Advances from Federal Home Loan Bank                 1,578      2,055
Other borrowings                                       182        201
                                                 ---------- ----------
Total interest expense                               4,703      4,940
                                                 ---------- ----------

Net interest income                                  6,070      5,782
Provision for loan losses                              146        246
                                                 ---------- ----------
Net interest income after provision for loan
 losses                                              5,924      5,536
                                                 ---------- ----------

Other income:
 Gain on sale of loans                                 343        683
 Income from joint ventures                              1         61
 Insurance, annuity income, other fees                 561        499
 Service fees on deposit accounts                      726        656
 Net gain on real estate owned and repossessed
  assets                                                17         72
 Loan servicing income, net of impairments             488        124
 Miscellaneous                                         296        297
                                                 ---------- ----------
Total other income                                   2,432      2,392
                                                 ---------- ----------

Other expenses:
 Compensation and employee benefits                  3,663      3,123
 Occupancy and equipment                               872        811
 Service bureau expense                                275        257
 Federal insurance premium                              23         23
 Marketing                                             252        177
 Miscellaneous                                       1,260      1,406
                                                 ---------- ----------
Total other expenses                                 6,345      5,797
                                                 ---------- ----------

Income before income taxes                           2,011      2,131
Income tax provision                                   662        744
                                                 ---------- ----------
Net Income                                      $    1,349 $    1,387
                                                 ========== ==========

Basic earnings per common share                 $     0.34 $     0.32
Diluted earnings per common share               $     0.33 $     0.31

Basic weighted average number of shares          4,009,379  4,298,748
Dilutive weighted average number of shares       4,130,164  4,488,434
Dividends per share                             $    0.188 $    0.188


Supplemental Data:                                  Three Months Ended
(unaudited)                                             March 31,
                                                     ---------------
                                                        2005   2004
                                                     ---------------
Weighted average interest rate earned
    on total interest-earning assets                    5.44%  5.41%
Weighted average cost of total
    interest-bearing liabilities                        2.44%  2.59%
Interest rate spread during period                      3.00%  2.82%

Net yield on interest-earning assets
    (net interest income divided by average
    interest-earning assets on annualized basis)        3.07%  2.92%
Total interest income divided by average
    total assets (on annualized basis)                  4.96%  4.96%
Total interest expense divided by
    average total assets (on annualized basis)          2.20%  2.30%
Net interest income divided by average
    total assets (on annualized basis)                  2.80%  2.67%

Return on assets (net income divided by
    average total assets on annualized basis)           0.62%  0.64%
Return on equity (net income divided by
    average total equity on annualized basis)           7.04%  6.58%


                                                        March 31,
                                                     ---------------
                                                        2005   2004
                                                     ---------------

Book value per share outstanding                      $18.96 $19.63

Nonperforming Assets:
Loans:     Non-accrual                                $8,493 $5,934
           Past due 90 days or more                      168    976
           Restructured                                3,224    258
                                                     ---------------
Total nonperforming loans                             11,885  7,168
Real estate owned, net                                 1,974  1,285
Other repossessed assets, net                             13      4
                                                     ---------------
Total Nonperforming Assets                           $13,872 $8,457

Nonperforming assets divided by total assets            1.60%  0.97%
Nonperforming loans divided by total loans              1.88%  1.12%

Balance in Allowance for Loan Losses                  $7,863 $7,609

    CONTACT: Home Federal Bancorp
             John K. Keach, 812-373-7816
             Lawrence E. Welker, 812-523-7308